Business Wire
                        Copyright (c) 1999, Business Wire

                             Friday, October 1, 1999

Scoop, Inc. Announces Confirmation Of Plan of Reorganization Under Chapter 11

LOS ANGELES--(BUSINESS WIRE)--Oct. 1, 1999--Scoop, Inc., a Delaware corporation (OTC:SCPI) ("Scoop"), announced today that, on Sept. 30, 1999, the United States Bankruptcy Court for the Central District of California confirmed Scoop's Chapter 11 Plan of Reorganization ("Plan").

The Plan  provides for a business  combination  between  Scoop and  InfiniCom AB
(publ) ("InfiniCom"), a holding company formed under the laws of Sweden. InfiniCom will acquire a 91% interest in Scoop in exchange for InfiniCom's transfer to Scoop of 100% of the stock in 24STORE.com Limited ("24STORE") and a cash consideration.

Scoop anticipates that, pursuant to the Plan, Scoop's general unsecured creditors will obtain a recovery of in excess of 90% of their estimated allowed claims. Scoop's chief executive officer, Rand Bleimeister stated, "I am very pleased with the outcome of Scoop's reorganization. Scoop's creditors will obtain a very favorable recovery on their claims, and Scoop's shareholders will retain a very significant interest in the reorganized company. The reorganization process certainly worked in this case."

Founded in 1990, Scoop was in the business of offering custom-designed reprints in hard copy format or HTML format for posting on the World Wide Web. Scoop's Scoop Information Services Division offered an internet-based information service, focusing on electronic delivery of information to individuals in companies.

Scoop is  represented  in its  Chapter  11 case by Robert E.  Opera and Hamid R.
Rafatjoo of the Irvine-based law firm of Lobel, Opera & FriedmanLLP (www.lobelopera.com). Scoop's corporate and securities counsel are William J. Cernius and Scott Shean of the Costa Mesa office of Latham & Watkins.

CONTACT: Scoop, Inc., Rand Bleimeister,  310/557-1330 or Lobel, Opera & Friedman
LLP,    Robert   E.   Opera,    ropera@lobelopera.com,    Hamid   R.   Rafatjoo,
hrafatjoo@lobelopera.com